EXHIBIT 23.1

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of TheStreet.com, Inc. on Form S-8 (File No. 333-90363) and Form S-8 (File No. 333-131753) of our reports dated February 16, 2007, with respect to our audits of the consolidated financial statements and schedule of TheStreet.com, Inc., TheStreet.com, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TheStreet.com, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Marcum & Kliegman LLP

New York, New York
March 15, 2007